UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: August 13, 2014

(Date of earliest event reported)

Stillwater Mining Company

(Exact name of registrant as specified in its charter)

DE	001-13053	81-0480654
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1321 Discovery Drive, Billings, Montana	59102
(Address of principal executive offices)	(Zip Code)

(406) 373-8700

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On August 13, 2014, the Compensation Committee of the Board of Directors (the “Board”) of Stillwater Mining Company (the “Company”) approved the adoption of the Independent Director Deferred Share Unit Plan (the “Plan”). All current independent directors are eligible to participate in the Plan.

Under the terms of the Plan, the Company’s non-employee directors may elect to defer up to 100% of their annual compensation in the form of deferred share units (“DSUs”) credited to a DSU account maintained by the Company. Directors are 100% vested at all times in all compensation elected to be deferred under the plan and earnings thereon. The non-employee directors will first be able to elect to defer compensation under the Plan with respect to their 2015 annual compensation. In addition, the Company’s Nominating and Corporate Governance Committee (the “NCGC”) may, at its discretion, grant DSUs to non-employee directors as additional compensation beyond the director’s annual compensation. Each DSU represents the right to receive a cash payment equal to the value of one share of the Company’s common stock on the applicable distribution date, and becomes payable following a director’s separation from service as a member of the Board.

The number of DSUs credited to a director electing to defer compensation is determined by dividing the amount of the director’s compensation deferred by the closing price of the Company’s common stock on the New York Stock Exchange (“NYSE”) on the date on which the compensation would otherwise have been paid (or, if such date is not a trading day, the immediately preceding trading day). Directors are required to make their annual DSU election, if any, by no later than December 31st of the calendar year immediately preceding the calendar year in which the deferred compensation would otherwise have been paid. If cash dividends on the Company’s outstanding common stock are paid to shareholders, holders of DSUs receive dividend equivalent payments in the form of additional DSUs credited to their DSU accounts.

If the number of outstanding shares of the Company’s common stock is increased or decreased as a result of a stock split, consolidation or recapitalization and not as a result of the issuance of additional common stock for consideration or by way of stock dividend, then the NCGC may, but is not required to, make an equitable or proportionate adjustment to the number of DSUs credited to a director’s DSU account.

Upon a director’s separation from service on the Board, the director’s DSU account will be settled in a single lump-sum cash payment. The amount of the cash payment is determined by multiplying the number of DSUs in the director’s account by the closing price of the Company’s common stock on the NYSE on the date of the director’s termination of service on the Board.

The foregoing summary description of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Stillwater Mining Company Independent Director Deferred Share Unit Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 19, 2014	STILLWATER MINING COMPANY

	By:	/s/ Brent R. Wadman
Brent R. Wadman
Corporate Secretary

Exhibit Index

Exhibit No.	Description

10.1	Stillwater Mining Company Independent Director Deferred Share Unit Plan